Exhibit 10.1

LONE STAR TECHNOLOGIES, INC.
FORM OF DIRECTOR OPTION AGREEMENT

Non-Qualified Stock Option
Granted Pursuant to the
2004 Long-Term Incentive Plan

OPTION granted [              ], 20[    ] (the “Date of Grant”) by Lone Star Technologies, Inc. (“LST”) to [                  ] (“Optionee”) pursuant to LST’s 2004 Long-Term Incentive Plan (the “Plan”).

1.                                       Option Grant.  LST hereby grants to the Optionee the option (“Option”) to purchase a total of [            ] shares of Common Stock, $1.00 par value, of LST (“Common Stock”) at the exercise price per share of $[        ], upon the terms and conditions hereinafter stated. This Option shall not be treated as an “incentive stock option” within the meaning of section 422 of the Internal Revenue Code of 1986, as amended.

2.                                       Portions of Option Exercisable.  Except as specifically provided herein, the Option will become exercisable as to the total number of shares covered by the Option on the first anniversary of the Date of Grant, subject to the Optionee’s remaining in the continuous service as a director of LST (“service”) through such anniversary date. The Option will expire upon the termination of the Optionee’s service if and to the extent the Option has not then become exercisable.

3.                                       Acceleration of Vesting. The Option will become fully exercisable if, before the first anniversary of the Date of Grant, (a) the Optionee’s service terminates by reason of the Optionee’s death, retirement after age 65 or retirement with the consent of LST (subject, in the case of retirement, to such other conditions as LST may impose), or (b) there is a Change in Control (within the meaning of Section 9(d) of the Plan) and, within two years after the Change in Control, the Optionee’s service terminates by reason of his removal without Cause (within the meaning of Section 5(e)(ii) of the Plan).

4.                                       Periods in which Option Exercisable. If and to the extent the Option becomes exercisable, it may be exercised in whole or in part until (a) the third anniversary of the termination of the Optionee’s service in the case of a termination described in Section 3, whether or not such termination occurred before the first anniversary of the Date of Grant, (b) the first anniversary of the Optionee’s death if the Optionee dies after the termination of his service, but only to the extent the Option was otherwise exercisable at the time of his death (provided that nothing in this Section 4(b) shall shorten any longer period to which the Optionee is entitled under Section 4(a)), (c) the date of the termination of the Optionee’s service for Cause (as defined in the Plan), and (d) the date 90 days after the date of the termination of the Optionee’s service for any reason other than those described in (a)-(c) above.

5.                                       Expiration of Option. The Option will expire if and to the extent it is not (or does not become) exercisable upon the termination of the Optionee’s service or is not exercised within the applicable period following the Optionee’s death or termination of service during which it remains exercisable (or, in the case of a termination for Cause, to the extent it is not exercised before such termination of service). Notwithstanding anything to the contrary herein, the Option will not be exercisable after the fifth anniversary of the Date of Grant and, to the extent not previously exercised, will expire on such date.

6.                                       Exercise. The Option, to the extent exercisable, may be exercised in whole or in part by delivering to the Secretary of LST (a) a written notice specifying the number of shares to be purchased and (b) payment in full of the exercise price per share multiplied by the number of shares with respect to which the Option is being exercised, together with the amount (if any) deemed necessary by LST to enable it to satisfy any income tax withholding obligations attributable to the exercise (unless other arrangements acceptable to LST are made for the satisfaction of such withholding obligations). The exercise price shall be payable in one or more of the following forms: (i) cash, (ii) shares of Common Stock having a fair market value on the date of exercise at least equal to the exercise price, (iii) while the Common Stock is publicly traded, through a cashless exercise procedure permitted by LST in accordance with Regulation T of the Federal Reserve Board and other applicable law, or (iv) by any other means as LST may permit.

7.                                       Transferability. Except for inter vivos transfers to “family members” as may be permitted by the Human Resources Committee pursuant to Section 5(f) of the Plan, the Option is not assignable or transferable other than to a beneficiary designated to receive the Option upon the Optionee’s death in a manner acceptable to the LST or by will or the laws of descent and distribution, and the Option shall be exercisable during the lifetime of the Optionee only by the Optionee (or, in the event of the Optionee’s incapacity, the Optionee’s legal representative or guardian). Any attempt by the Optionee or any other person claiming against, through or under the Optionee to cause the Option or any part of it to be transferred or assigned in any manner and for any purpose (other than as expressly permitted by this instrument or the Plan) will be null and void and without effect upon LST, the Optionee and any other person.

8.                                       Rights of Optionee. Nothing herein contained shall confer on the Optionee any right with respect to the continuation of directorship or employment or interfere with the right of LST to terminate such directorship or the right of LST or any subsidiary of LST to terminate such employment or, except as to shares actually issued, confer any rights as a shareholder upon the holder hereof.

9.                                       Provisions of the Plan Control. This Option is subject to all the terms, conditions and provisions of the Plan, a copy which has been furnished or made available to the Optionee, and to such rules, regulations and interpretations as may be established or made by the Human Resources Committee acting within the scope of its authority and responsibility under the Plan. The applicable provisions of the Plan shall govern in any situation where this instrument is silent or where the applicable provisions of this instrument are contrary to or not reconcilable with such Plan provisions.

10.                                 Miscellaneous. LST may affix to certificates representing shares issued pursuant to this instrument any legend that LST determines to be necessary or advisable to reflect any restrictions to which the shares may be subject, whether by agreement or otherwise. LST may advise the transfer agent to place a stop order against any legended shares. LST shall have the right to offset against its obligation to issue and  deliver shares under this instrument any outstanding amounts owed by the Optionee to LST at the time those shares would otherwise be issued and delivered. This Option shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws. The terms of this Option may not be amended, except as provided in the Plan or by a written instrument executed by LST and the Optionee.

LONE STAR TECHNOLOGIES, INC.

By:
Name:
Title: